Exhibit 107

Form S-4

(Form Type)

CF Acquisition Corp. VI

(Exact Name of Registrant as Specified in its Charter)

Calculation of Filing Fee Tables

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Fee Calculation Rule 457(f)(2)	232,202,362	(1)	$50.05 per million shares	$23,221	(3)	0.0000927	$2.15	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$23,221			$2.15
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fee Due									$2.15

(1)	Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the registrant, issuable pursuant to the Business Combination Agreement described herein. This number is based on the sum of (i) 42,531,822 shares of Class A Common Stock, (ii) 113,260,318 shares of Class A Common Stock issuable upon conversion of ExchangeCo Exchangeable Shares issuable pursuant to the Business Combination Agreement and (iii) 76,410,222 shares of Class A Common Stock, representing the maximum number of shares of Class A Common Stock issuable in respect of the earn-out mechanism set forth in the Business Combination Agreement.
(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions
(3)

Calculated in accordance with Rule 457(f)(2) under the Securities Act. Rumble Inc. is a private company, no market exists for its securities and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price per share is one-third of the aggregate par value per share ($0.0001) of each share of Class A Common Stock of the registrant being issued (or issuable) in exchange for shares of Rumble Inc. pursuant to the Business Combination Agreement.